Exhibit 99.1

COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210
VION PHARMACEUTICALS ISSUES MANAGEMENT STATEMENT
REGARDING TRADING VOLUME OF COMPANY’S COMMON STOCK
NEW HAVEN, CT, January 25, 2010 — VION PHARMACEUTICALS, INC. issued a management statement related to the continuing trading volume in the Company’s common stock.
Management informed investors that it had noticed continuing high trading volume in the Company’s common stock after the Company’s filing for bankruptcy and of its belief that there will be no value for the common stockholders in the Company’s bankruptcy liquidation process, even under the most optimistic of scenarios. Stockholders of a company in Chapter 11 generally receive value only if all claims of the company’s creditors are fully satisfied. In this case, Company management believes all such claims will not be fully satisfied, leading to its conclusion that Vion common stock will have no value.
On December 17, 2009, Vion filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware. The Company recently filed its Schedules of Assets and Liabilities (the “Schedules”) as of the petition date with the bankruptcy court, showing assets of $14.6 million and liabilities of $62.8 million not including certain unliquidated claims. The Schedules are unaudited and do not purport to represent financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States, and they are not intended to be fully reconciled to the Debtor’s financial statements.
Additional information about Vion’s Chapter 11 case is available at www.delclaims.com.
For additional information on Vion visit the Company’s web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion being unsuccessful in selling its assets or engaging in another transaction in bankruptcy, the FDA not approving Vion’s Special Protocol Assessment for a Phase III randomized trial for Onrigin™,Vion not obtaining court approval of its motions in the Chapter 11 proceeding pursued by it from time to time, Vion’s ability to develop, pursue, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 case, Vion’s ability to retain and compensate key executives and other key employees, Vion’s ability to maintain relationships with its licensor and vendors, Vion’s potential inability to obtain regulatory approval for its products, particularly OnriginTM, delays in the regulatory approval process, particularly for OnriginTM, delays or unfavorable results of drug trials, the need for additional research and testing, including the need for a randomized trial of OnriginTM prior to regulatory approval, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2008 and Vion’s Form 10-Q for the quarter ended September 30, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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